EXHIBIT 5.1

April 21, 2009

Zions Bancorporation,

One South Main Street,

Salt Lake City, Utah 84111.

Ladies and Gentlemen:

We are acting as counsel to Zions Bancorporation, a Utah corporation (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Act”) of the prospectus supplement, dated April 21, 2009 (the “Prospectus Supplement”), relating to the issuance from time to time of senior unsecured debt securities due three years or less from the date of issuance, of which no more than $500,000,000 may be outstanding at any given time (such series of securities being hereinafter referred to as the “Medium Term Notes, Series A” and any securities to be issued from time to time as part of such Medium Term Notes, Series A being hereinafter referred to collectively as the “Securities”). The Prospectus Supplement supplements the prospectus, dated March 31, 2009, contained in the Company’s Registration Statement on Form S-3 (File No. 333-158319) and has been filed with the SEC under Rule 424(b)(2).

In connection with the filing of the Prospectus Supplement, we, as your counsel, have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities (the “Resolutions”), and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the indenture relating to the senior debt securities, which is dated as of September 10, 2002, has been duly authorized, executed and delivered by the Company. When the terms of the Securities to be issued under the indenture described above and of their issuance and sale have been duly established in conformity with the indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and when the Securities have been duly executed and authenticated in accordance with the indenture and issued and sold as contemplated in the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the Resolutions, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Zions Bancorporation

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Utah, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Utah law, we have, with your approval, relied upon the opinion, dated the date hereof, of Callister Nebeker & McCullough, a Professional Corporation, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Callister Nebeker & McCullough, a Professional Corporation. We believe you and we are justified in relying on such opinion for such matters.

Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible and we have assumed, without independent verification, that the indenture relating to the Securities has been duly authorized, executed and delivered by the trustee thereunder. We have further assumed that the issuance or delivery by the Company of any Securities, or of any other property, upon exercise or otherwise pursuant to the terms of the Securities will be effected pursuant to the authority granted in the Resolutions and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. Finally, we have assumed that the authority granted in the Resolutions will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to the Resolutions from time to time.

We hereby consent to the filing with the SEC of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated the date hereof, relating to the Medium-Term Notes, Series A program described in the Prospectus Supplement and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP